Exhibit 99.1
FOR IMMEDIATE RELEASE
Company Contact:
Questcor Pharmaceuticals, Inc.
George Stuart
Vice President, Finance
& Chief Financial Officer
510-400-0700
QUESTCOR ANNOUNCES FINANCIAL RESULTS FOR
THIRD QUARTER 2005
Union City, CA — October 27, 2005 — Questcor Pharmaceuticals, Inc. (AMEX:QSC), a specialty pharmaceutical company that develops and commercializes novel therapeutics for the treatment of neurological disorders, announced today financial results for the quarter ended September 30, 2005.
Financial Results for the Quarter Ended September 30, 2005
•	Net product sales for the third quarter of 2005 were $3,558,000, a decrease of $311,000, or 8%, from net product sales of $3,869,000 in the third quarter of 2004. Third quarter 2004 net product sales included $372,000 in net product sales of VSL#3®, which Questcor stopped promoting in January 2005 pursuant to the termination of its co-promotion agreement with Sigma-Tau Pharmaceuticals. Third quarter 2005 net product sales of H.P. Acthar® Gel were $1,958,000, which increased $39,000, or 2%, as compared to net product sales of $1,919,000 in the third quarter of 2004.

•	Operating costs and expenses decreased by $1,411,000, or 28%, in the third quarter of 2005 as compared to the third quarter of 2004. The decrease was due primarily to $920,000 in severance-related charges in the third quarter of 2004 associated with the departure of Questcor’s former CEO, $328,000 of costs incurred in the third quarter of 2004 related to the promotion of VSL#3, which Questcor stopped promoting in January 2005 pursuant to the termination of its co-promotion agreement with Sigma-Tau Pharmaceuticals, as well as lower payroll-related costs in the third quarter of 2005 due to personnel changes and the realignment of the sales force. The decreases were partially offset by increased spending on outside services during the third quarter of 2005.

•	Net loss for the third quarter of 2005 was $54,000, compared to a net loss of $1,366,000 in the third quarter of 2004, which included the severance-related charges associated with the departure of Questcor’s former CEO. Lower payroll-related costs and lower amortization expense, due to the deemed discount on convertible debentures becoming fully amortized in the first quarter of 2005, also contributed to the improvement in results in the third quarter of 2005 as compared to the third quarter of 2004. Net loss applicable to common shareholders for the third quarter of 2005 was $222,000, compared to net loss applicable to common shareholders of $1,534,000 in the third quarter of 2004.
•	EBITDA (a non-GAAP metric defined by Questcor as earnings before net interest income or expense, taxes, depreciation and amortization, and non-cash amortization of deemed discount on convertible debentures) for the third quarter of 2005 was a positive $274,000, compared to negative EBITDA of $836,000 in the third quarter of 2004.

•	As of September 30, 2005, cash and cash equivalents totaled $4,341,000.
Financial Results for the Nine Months Ended September 30, 2005
•	Net product sales for the nine months ended September 30, 2005 were $12,346,000, a decrease of $761,000, or 6%, from net product sales of $13,107,000 in the same period in 2004. Net product sales for the nine months ended September 30, 2004 included $1,083,000 in net product sales of VSL#3, which Questcor stopped promoting in January 2005 pursuant to the termination of its co-promotion agreement with Sigma-Tau Pharmaceuticals. Net product sales of H.P. Acthar Gel in the first nine months of 2005 were $6,976,000, which increased $1,794,000, or 35%, as compared to net product sales of $5,182,000 in the same period in 2004. The 35% increase consisted primarily of a 25% increase in unit sales and a 15% increase in average selling price.

•	Operating costs and expenses decreased by $2,057,000, or 15%, in the first nine months of 2005 as compared to the same period in 2004. The decrease was primarily due to the $920,000 charge in the third quarter of 2004 for severance-related costs associated with the departure of the Company’s former CEO and $982,000 of costs incurred in the nine months ended September 30, 2004 related to the promotion of VSL#3, which Questcor stopped promoting in January 2005 pursuant to the termination of its co-promotion agreement with Sigma-Tau Pharmaceuticals. The decrease in the first nine months of 2005 also reflected reduced spending on sales and marketing, lower Acthar site transfer expenses and lower payroll-related costs, partially offset by increased spending on outside services and routine stability testing of H.P. Acthar Gel.

•	Net income for the first nine months of 2005 was $278,000, compared to net loss of $1,343,000 in the same period in 2004. Net loss applicable to common shareholders for the first nine months of 2005 was $310,000, compared to net loss applicable to common shareholders of $1,851,000 in the same period in 2004.

•	EBITDA for the first nine months of 2005 was $1,499,000, as compared to $188,000 for the same period in 2004.
On October 17, 2005, Questcor announced the completion of a transaction to divest its non-core pharmaceutical products in accordance with its previously announced central nervous system (CNS) strategy. Questcor completed the sale of its Nascobal®, Ethamolin® and Glofil®-125 products to QOL Medical LLC (QOL) for gross proceeds of $28,300,000, plus the assumption by QOL of the obligation to pay Nastech Pharmaceuticals $2,000,000 on the issuance by the U.S. Patent and Trademark Office of a patent on Nascobal Nasal Spray. In connection with the sale, Questcor paid off its outstanding debt to Defiante Farmaceutica, Lda of $2,100,000 and made payments of $2,350,000 to the suppliers of Nascobal and Glofil-125 related to the assumption of those supply agreements by QOL. Questcor estimates that its other deal-related costs will total approximately $1,300,000. Questcor therefore estimates net cash proceeds from the sale after estimated income taxes of $300,000 to be $22,250,000. Questcor will record a pre-tax gain on the sale of the products in the fourth quarter of 2005 of approximately $10,000,000. Questcor’s estimated cash and cash equivalents on an unaudited pro forma basis assuming the sale of the products closed on September 30, 2005 totaled $26,591,000. Effective October 18, 2005, the net product sales and direct operating costs and expenses of Questcor’s divested products will no longer be included in Questcor’s results of operations or cash flows. Further details on the sale of the products and unaudited pro forma financial information are provided in Questcor’s Current Report on Form 8-K filed with the United States Securities and Exchange Commission on October 19, 2005.
“Our focus in the third quarter of 2005 was on the promotion of H.P. Acthar Gel, the divestiture of our non-core products, and our search for complimentary products and product candidates to expand our CNS portfolio,” stated James L. Fares, President and CEO of Questcor. “An important step in our strategy was the completion of the sale of our non-core products on October 17, 2005, which allowed us to retire all of our outstanding debt and provided us capital to pursue opportunities to expand our business and create shareholder value.”
Quarter ended September 30, 2005 Conference Call
Questcor will be hosting a conference call to discuss these results on Thursday, October 27, 2005 at 11:00 a.m. Eastern Time (8:00 a.m. Pacific Time). Please call the following numbers to participate: (800) 741-6056 (domestic) or (706) 679-3280 (international) and use conference ID number 1525327. Participants are asked to call the above numbers 5-10 minutes prior to the starting time.
This call is being webcast by Thomson/CCBN and can be accessed at Questcor’s website at www.questcor.com. The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).
A telephonic replay of this call will be available from 2:00 p.m. Eastern Time on Thursday, October 27, 2005 through 11:59 p.m. Eastern Time on Thursday, November 3, 2005. Please call (800) 642-1687 (domestic) or (706) 645-9291 (international) and use conference ID number 1525327.
About Questcor
Questcor Pharmaceuticals, Inc.® (AMEX: QSC) is a specialty pharmaceutical company that develops and commercializes novel therapeutics for the treatment of neurological disorders. Questcor currently markets H.P. Acthar® Gel (repository corticotropin injection), an injectable drug indicated for the treatment of exacerbations associated with Multiple Sclerosis. For more information, please visit www.questcor.com.

Note: Except for the historical information contained herein, this press release contains forward-looking statements that involve risks and uncertainties. Such statements are subject to certain factors, which may cause Questcor’s results to differ from those reported herein. Factors that may cause such differences include, but are not limited to, Questcor’s ability to accurately forecast and create the demand for its product, the gross margin achieved from the sale of its product, Questcor’s ability to enforce its product returns policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell-through by Questcor’s distributors, the inventories carried by Questcor’s distributors, and the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturer on a timely basis if at all, Questcor’s need for additional funding, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on the sale of its products, uncertainties regarding Questcor’s intellectual property and other research, development, marketing and regulatory risks, and, to the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully as well as the risks discussed in Questcor’s annual report on Form 10-K for the calendar year ended December 31, 2004 and other documents filed with the Securities and Exchange Commission. The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.
Questcor undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
Table to follow on next page.

Questcor Pharmaceuticals, Inc.
Selected Consolidated Balance Sheet Information
(In thousands)

	September 30,	December 31,
	2005	2004
Cash and cash equivalents	$4,341	$8,729
Working capital (1)	4,208	5,082
Total assets	24,920	28,173
Preferred stock, Series A	5,081	5,081
Shareholders’ equity	12,174	11,581

(1)	Working capital as of December 31, 2004 includes $3,897 ($4 million face value, net of deemed discount) of convertible debentures due April 15, 2005.
Questcor Pharmaceuticals, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
Net product sales	$3,558	$3,869	$12,346	$13,107

Operating costs and expenses:
Cost of product sales (exclusive of amortization of purchased technology)	522	843	2,297	2,660
Selling, general and administrative	2,298	2,495	7,140	8,038
Research and development	536	522	1,597	1,521
Severance and related expenses	—	920	—	920
Depreciation and amortization	319	306	953	905

Total operating costs and expenses	3,675	5,086	11,987	14,044

Income (loss) from operations	(117)	(1,217)	359	(937)
Non-cash amortization of deemed discount on convertible debentures	—	(130)	(108)	(392)
Interest income	29	24	87	48
Interest expense	(38)	(118)	(247)	(282)
Other income, net	5	5	6	8
Rental income, net	67	70	181	212

Net income (loss)	(54)	(1,366)	278	(1,343)
Non-cash deemed dividend related to beneficial conversion feature of Series B Preferred Stock	—	—	84	—
Dividends on Series B Preferred Stock	168	168	504	508

Net loss applicable to common shareholders	$(222)	$(1,534)	$(310)	$(1,851)

Net loss per common share applicable to common shareholders — basic and diluted	$0.00	$(0.03)	$(0.01)	$(0.04)

Weighted average shares of common stock outstanding — basic and diluted	52,813	51,111	52,236	50,736

In addition to disclosing financial results prepared in accordance with accounting principles generally accepted in the United States (U.S. GAAP), Questcor is disclosing information regarding EBITDA, which is defined as earnings before net interest income (expense), taxes, depreciation and amortization, and non-cash amortization of deemed discount on convertible debentures. As required by the SEC concerning the use of non-GAAP measures, Questcor is providing the following reconciliation to net income (loss), which is the most directly comparable GAAP measure. Questcor presents EBITDA because it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company. As EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net income (loss) or any other GAAP measure. Because all companies do not calculate EBITDA in the same manner, Questcor’s definition of EBITDA may not be consistent with that of other companies.
Questcor Pharmaceuticals, Inc.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP EBITDA
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2005	2004	2005	2004
GAAP net income (loss)	$(54)	$(1,366)	$278	$(1,343)
Adjustments:
Net interest expense	9	94	160	234
Depreciation and amortization	319	306	953	905
Non-cash amortization of deemed discount on convertible debentures	—	130	108	392

Non-GAAP EBITDA — Positive (Negative)	$274	$(836)	$1,499	$188